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[POLKAUDIO LETTERHEAD]
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PRESS RELEASE

For release Tuesday December 23, 1997 at 9:00 AM EST
Contact: George Klopfer (CEO); Jim Herd (President); Gary Davis (CFO)-410
358-3600


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Baltimore, MD, December 23, 1997

Polk Audio, Inc. (AMEX: PKA), a manufacturer of high-quality loudspeaker systems, announced today that it has entered into an agreement to sell to Circuit City Stores, Inc. a complete assortment Polk Audio home and car loudspeaker systems. The rollout of Polk Audio products will begin in mid-March 1998 and be completed over a 90-day period.

Circuit City plans to position Polk Audio as a premium brand and will use the introduction of Polk as an opportunity to further emphasize their commitment to a wide selection of fully featured brands. The Polk launch will be a visible and important part of Circuit City's continuing efforts to stimulate consumer demand and build the market in the high end home and car audio business.

Commenting on this development, Polk Audio's CEO George Klopfer observed:

"At 500-plus stores and growing, Circuit City is the nation's largest specialty retailer of consumer electronics. Beyond its sheer mass, Circuit City is a well-managed and financially sound enterprise with a clearly articulated mission and business strategy that will continue its growth for many years to come. It is a great opportunity for Polk Audio to have been chosen by them as a key element in their strategy to grow their audio business. Apart from the obvious opportunity to increase our overall revenues, there are important other benefits that will flow from this new relationship, not only to us but also to our existing base of business partners. We are in an era where brand recognition is becoming more and more crucial to success with the consumer. Beyond this, we believe that a broad revenue base will ensure our ability to successfully deliver cutting-edge, high-value products to the market. In these important ways, this new relationship will indirectly benefit our business partners and associates, including dealers, licensees, employees, vendors and, not least, shareholders."

This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of Polk and its management. Prospective investors are cautioned that any such forward-looking statements are not guaranties of future performance and involve a number of risks and uncertainties, that include, among others, the possibility that because of competitive or other factors, sales of the Company's products to Circuit City may be less than anticipated, that margins on sales of products to Circuit City or other retailers will differ from those currently planned, or that sales to Circuit City will be offset in whole or in part by reduced sales to existing retail dealers of the Company's products. Polk assumes no obligation to update the information contained in this Press Release, whether as a result of new information, future events or otherwise.